Exhibit 10.1

RELMADA THERAPEUTICS, INC.

757 Third Avenue, Suite 2018

New York, NY 10017

July 14, 2015

Charles J. Casamento

P.O. Box 949

Kenwood, CA 95452

Dear Mr. Casamento:

On behalf of Relmada Therapeutics, Inc. (the “Company”), I would like to welcome you to our team. I would also like to take this time to confirm our discussions with regard to your position on our Board of Directors starting July 14, 2015.

Salary:	$30,000 per year, payable in four equal quarterly installments.

Options:	128,825 options to purchase shares of the Company’s common share $0.001 par value (the “Shares”), representing 0.15% of the fully diluted common shares of the Company as of the Effective Date. The Options shall have a term of 10 years and the exercise price of the Options shall be equal to the share price of the common stock on your start date, July 14, 2015. The Options shall vest as follows: twenty-five percent (25%) shall vest on the first anniversary of the Effective Date (the Grant Date) and the remaining seventy-five percent (75%) shall thereafter vest in equal quarterly increments of 6.25% of the initial option Grant over the following three year period. For the avoidance of doubt, the final installment of Options shall vest on July 14, 2019.

Term:	You shall remain as a director of the Company from the Effective Date until your successor, if any, is elected or qualified (the “Termination Date”). Otherwise, your continuation as a director of the Company shall be subject to ratification and approval of the majority shareholders entitled to vote in the 2015 annual meeting of shareholders of the Company pursuant to the Company’s Bylaws and Articles of Incorporation, as amended. You shall be classified as a Class II director and again be up for election at the 2016 annual shareholders meeting, with a three year term thereafter. If your position is terminated prior to the Termination Date, you shall only be entitled to the Salary payable and the Options that have vested as of such date. You shall also on the date hereof sign an Indemnification Agreement with the Company.

In light of receiving the Shares, you hereby represent and warrant that:

a.	you (i) have adequate means of providing for your current needs and possible personal contingencies, (ii) have no need for liquidity in this investment, (iii) are able to bear the substantial economic risks of an investment in the Shares for an indefinite period, (iv) at the present time, can afford a complete loss of such investment, and (v) are an “accredited investor” as defined in the Securities Act of 1933, as amended;

b.	you do not have a preexisting personal or business relationship with the Company or any of its directors or executive officers, or by reason of any business or financial experience or the business or financial experience of any professional advisors who are unaffiliated with and who are compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect your interests in connection with the investment of the Company;

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c.	you are aware that:

i.	The Shares are not transferable under this Letter Agreement and applicable securities laws; and
ii.	The Articles of Incorporation and Bylaws of the Company contain provisions that limit or eliminate the personal liability of the officers, directors and agents of the Company and indemnify such parties for certain damages relating to the Company, including damages in connection with the Shares and Options and the good-faith management and operation of the Company;

d.	you acknowledge that the Shares are not currently registered under any registration statement with the Securities and Exchange Commission (the “SEC”);

e.	you have not been furnished any offering literature and has not been otherwise solicited by the Company;

f.	the Company and its officers, directors and agents have answered all inquiries that you have made of them concerning the Company or any other matters relating to the formation, operation and proposed operation of the company and the offering and sale of the Shares;

g.	all information that you have provided to the Company concerning yourself, your financial position and your knowledge of financial and business matters, including all information contained herein, is correct and complete as of the date set forth at the end hereof and may be relied upon, and if there should be any material adverse change in such information prior to this subscription being accepted, you will immediately provide the Company with such information; and

h.	in rendering the services hereunder and in connection with the Shares, you agree to comply with the applicable federal and state securities laws, the rules and regulations thereunder, the rules and regulations of any exchange or quotation service on which the Company’s securities are listed and the rules and regulations of the National Association of Securities Dealers, Inc.

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On behalf of the Company’s Board, I would like to thank you for your time and we look forward to working with you closely to make the Company a success.

Yours truly,

/s/ Sandesh Seth

Sandesh Seth

Lead Director

Accepted as of the date

first above written (the “Effective Date”)

/s/ Charles J. Casamento

Charles J. Casamento

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